EXHIBIT 10.29
***Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed.
Such omitted information is indicated by brackets (“[...***...]”) in this exhibit. ***
SETTLEMENT AND COVENANT NOT TO SUE AGREEMENT
This SETTLEMENT AND COVENANT NOT TO SUE AGREEMENT (this “Agreement”) is entered into as of the Effective Date (as that term is defined below) between Masimo Corporation (“Masimo”), Masimo Technologies SARL (“Masimo Tech”) and Masimo International SARL (“Masimo SARL”) and their respective Affiliates (“collectively, “MASIMO”) and Mindray Medical International, Limited (“MMIL”), Shenzhen Mindray Biomedical Electronics Co., Ltd. (“Shenzhen Mindray”), Mindray DS USA, Inc. (“Mindray DS”) and their respective Affiliates (collectively, “MINDRAY”), who are referred to in this Agreement collectively as the “Parties” and individually as a “Party.”
WHEREAS, Masimo and Masimo SARL filed suit against Shenzhen Mindray in the United States District Court for the Central District of California for patent infringement and breach of a certain 2002 Agreement between Masimo and Shenzhen Mindray, as amended, in Civil Action No. SACV12-02206 CJC (DFMx) (the “California Litigation”), in which Shenzhen Mindray has asserted counterclaims for patent infringement and antitrust violations; and
WHEREAS, Masimo filed suit against Mindray DS, MMIL and Shenzhen Mindray for patent infringement and breach of a certain Restated Purchasing and License Agreement, dated effective as of August 19, 1997, between Masimo and Datascope Corporation (and its current successor(s) and assign(s)), as amended (the “Datascope Agreement”), in Civil Action L-9601- 13, Superior Court of New Jersey, Law Division, Bergen County, currently removed to the United States District Court for the District of New Jersey, as Civil Action No. 2:15-cv-06900 (SDW)(SCM) (the “New Jersey Litigation”), in which Mindray DS and Shenzhen Mindray have asserted counterclaims for declarations of non-infringement, patent infringement and antitrust violations; and
WHEREAS, as a result of a remand decision in Civil Action No. 2:15-cv-00457 (SDW)(SCM), Mindray DS filed an appeal with the United States Court of Appeals for the Federal Circuit, docketed as Case No. 15-2058 (the “Federal Circuit Appeal”); and
WHEREAS, Shenzhen Mindray filed suits against Masimo for anticompetitive conduct in connection with the 2002 Agreement between Masimo Corporation and Shenzhen Mindray and for patent infringement against Masimo and Shenzhen Comen Medical Instruments Co. Ltd., in Shenzhen Intermediate People’s Court in the Republic of China, in Action No. (2015) 深中 法知民初字第 796 号，（2015) 深中法知民初字第554号，(2015)深中法知民初字第555 号；Masimo has instituted an invalidity proceeding against Shenzhen Mindray’s China Patent No. 2007103050619 at the State Intellectual Property Office (SIPO) (the “Chinese Litigations”); and
WHEREAS, as Masimo has petitioned the United States Patent and Trademark Office for the institution of Inter Partes Review of U.S. Patent No. 5,987,343 (the “Kinast IPR”); and
WHEREAS, the Parties desire to resolve all aspects of the California Litigation, the New Jersey Litigation, the Chinese Litigations, the Federal Circuit Appeal and the Kinast IPR (collectively, the “Litigations”), without investment of further time, expense or other legal action; and

WHEREAS, MINDRAY desires a dependable supply of high performance pulse oximetry technology for the United States and Canada and wishes to secure its future supply of pulse oximetry technology from MASIMO so that it can plan its own long-term business operations with assurance of this dependable supply;
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MASIMO and MINDRAY, intending to be legally bound, agree as follows:
1.DEFINITIONS. The definitions of capitalized terms set forth in the recitals above are hereby incorporated into and made a part of this Agreement. Furthermore, as used in this Agreement:
1.1“Affiliate” shall mean, with respect to any referenced Person, any other Person who directly or indirectly, by itself or through one or more intermediaries, controls, is controlled by, or is under direct or indirect common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interests of such Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of such Person by any means whatsoever; provided, however, in those jurisdictions where majority ownership of equity interests is prohibited to foreign owners, an Affiliate shall be a Person in which the referenced Person directly or indirectly owns the maximum permitted percentage of equity interests in such other Person as is permitted by local law.
1.2“Claims” means any and all claims, counterclaims, third party claims, contribution claims, indemnity claims, demands, actions, causes of action, and all other claims of every kind and nature in law or equity, whether arising under state, federal, international or other law, which were asserted in or which arise from the same transactions or occurrences as those claims asserted in the Litigations, whether such claims are absolute or contingent, direct or indirect, known or unknown.
1.3“Masimo Covered Products” means MASIMO products commercially available from MASIMO as of the Effective Date and MASIMO products commercially available from MASIMO as of the date MASIMO receives the entire Settlement Payment, as listed on Exhibit A, and products Essentially Unchanged therefrom. For the sake of clarity, Masimo Covered Products refers only to products commercially available from MASIMO, and the covenants in this Agreement that refer to Masimo Covered Products do not encompass third party customer products that incorporate Masimo Covered Products apart from the Masimo Covered Products themselves. MASIMO will deliver Exhibit A to MINDRAY within ten (10) days of the Effective Date.
1.4“Mindray Covered Technology” means MINDRAY’s pulse oximetry technology and gas monitoring technology (i.e., CO2, O2, and anesthesia gases) as included in products commercially available from MINDRAY as of the Effective Date, as listed on Exhibit B, and pulse oximetry technology and gas monitoring technology Essentially Unchanged therefrom. For the sake of clarity, Mindray Covered Technology refers only to MlNDRAY’s pulse oximetry technology and gas monitoring technology, and the covenants in this Agreement that refer to Mindray Covered Technology do not encompass the products that incorporate Mindray Covered Technology apart from the Mindray Covered Technology itself. MINDRAY will deliver Exhibit B to MASIMO within ten (10) days of the Effective Date.
1.5“Effective Date” means the earliest date upon which all Parties have signed this Agreement or identical counterparts thereof.
1.6A new or updated product is “Essentially Unchanged” from an existing product if the differences between the new or updated product and the existing product do not create a new or different basis for a claim of infringement of the Pertinent Patents, provided, however, that any functionality added after the Effective Date that would create a new or different basis for a claim of infringement of the Pertinent Patents will not be considered part of a Masimo Covered Product or any Mindray Covered Technology.
1.7“Person” means any individual or firm, association, organization, joint venture, trust, partnership, corporation, or other collective organization or entity.
1.8“Pertinent Patents” means all patents and patent applications in all jurisdictions worldwide, assigned to, owned by, controlled by, or licensed to with right to sublicense, either Party, and specifically includes the patents asserted by any party in the Litigations and any continuations, continuations-in-part, divisionals, reexaminations and reissues of such patents.
2.    COVENANT NOT TO SUE. Subject to the terms and conditions of this Agreement, each Party hereby agrees, promises and covenants to the other Party, for their benefit and for the benefit of their predecessors, successors, heirs and assigns, with effect throughout the world, not to claim or assert any cause of action or bring or instigate any proceeding, before any tribunal, whether judicial or administrative, seeking a determination that the making, having made, using, offering for sale, selling, importing, exporting, commercialization or other exploitation, of the Masimo Covered Products or Mindray Covered Technology infringes or infringed the other Party's Pertinent Patents; provided, however, that MASIMO’s covenant to MINDRAY shall become effective only upon MASlMO’s receipt of the entire Settlement Payment. Without in any way limiting the foregoing, and for the avoidance of doubt, each of MASIMO and MINDRAY acknowledges that the covenant not to sue granted herein applies to each and every Masimo Covered Product and Mindray Covered Technology within or outside the United States and that this covenant extends to every customer, distributor, reseller and end-user of such Masimo Covered Product or Mindray Covered Technology, whether located anywhere in the world.
3.    MINDRAY SpO2 SALES.
3.1Supply of SpO2 for Delivery in the United States and Canada. Until December 31, 2027, MINDRAY agrees to purchase from MASIMO, and MASIMO agrees to sell to MINDRAY (pursuant to the Datascope Agreement), all of MlNDRAY’s requirements for pulse oximetry for use in any MINDRAY products that are to be sold, offered for sale or otherwise distributed in the United States and Canada, except that MINDRAY may integrate pulse oximetry in MINDRAY multi-parameter monitors from another third party brand not Affiliated with MINDRAY for customers that request patient monitors from MINDRAY equipped with such other third party pulse oximetry brand. At any time after MINDRAY provides notice of its intention to import, sell, offer for sale, or distribute Mindray SpO2 in the United States and Canada after December 31, 2027, either Party will have the right to terminate the Datascope Agreement on twelve (12) months prior written notice to the other Party. After the Effective Date, the territorial scope of the Datascope Agreement will be limited to the United States and Canada only. For clarity, between the Effective Dale and December 31, 2027, the Datascope Agreement shall not prohibit the importation, sale, offer for sale, and distribution of Mindray SpO2 outside of the United States and Canada, and after December 31, 2027, the Datascope Agreement shall not prohibit the importation, sale, offer for sale, and distribution of Mindray SpO2 inside the United States and Canada. All other terms of the Datascope Agreement will remain unchanged. In the event of breach of this Section 3.1 by MINDRAY, MASIMO will provide written notice to MINDRAY. If MINDRAY fails to cure the breach within ninety (90) days, then the covenant provided by MASIMO in Section 2 will terminate, and MASIMO may immediately terminate the Datascope Agreement and/or stop shipping to MINDRAY, in addition to any other rights and remedies MASIMO may have. In the event of breach of this Section 3.1 by MASIMO, MINDRAY will provide written notice to MASIMO. If MASIMO fails to cure the breach within ninety (90) days, then MINDRAY may fulfill its SpO2 requirements in the United States and Canada with Mindray SpO2 or another third party SpO2 brand, in addition to any other rights and remedies MINDRAY may have. In the event of alleged breach by either party, the parties shall engage in good-faith discussions to attempt to resolve such alleged breach within the ninety (90) day cure period, including discussion between top management from both Parties.
4.    PAYMENT.
4.1    Amount of Payment. MINDRAY shall pay MASIMO the amount of twenty five million US dollars (US$25,000,000) (“the Settlement Payment”) in two installments. The first installment of seven million US dollars (US$7,000,000) shall be paid no later than November 16, 2015. The second installment of eighteen million US dollars (US$18,000,000) shall be paid no later than sixty (60) days after the Effective Date. Mindray desires that the Settlement Payment be borne by the respective MINDRAY group companies as follows:

Legal Entity Name	Amount (US$)
Shenzhen Mindray Bio-Medical Electronics Co., Ltd.	18,000,000
Mindray DS USA, INC.	7,000,000

4.2    Method of Payment. The Settlement Payment will be made by wire transfer in U.S. dollars and in immediately available funds. The wire transfer payment shall be sent to the following bank:

Bank Name:	[…***…]
[…***…]
[…***…]

ABA/Routing No.:	[…***…]
Account Name:	Masimo Corporation
Account No.:	[…***…]
4.3    Taxes. All taxes shall be the financial responsibility of the Party obligated to pay such taxes as determined by the applicable law and neither Party is or shall be liable at any time for any of the other Party’s taxes incurred in connection with or related to amounts paid under this Agreement.
5.    PURCHASE AGREEMENT.
5.1    Negotiation of Purchasing and Licensing Agreement. The Parties agree to negotiate in good faith in an attempt to reach mutually agreeable terms for a purchasing and licensing agreement that enables Shenzhen Mindray to license Masimo SET® pulse oximetry circuit boards for integration in Mindray pulse oximetry-equipped devices to be sold in regional markets outside the United States and Canada for which the parties are able to agree upon minimum annual sales volumes over the term of the agreement.
6.    RELEASES AND DISMISSAL.
6.1    MASIMO Releases to MINDRAY. Except with respect to the obligations created by or arising out of this Agreement, effective upon MASIMO’s receipt of the entire Settlement Payment from MINDRAY, MASIMO and their respective predecessors, successors, heirs and assigns, release and absolutely discharge MINDRAY, and each of their current and former customers, distributors, suppliers, manufacturers, employees, representatives, agents, officers, and directors, past and present, of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, attorneys’ fees, actions and causes of action of every kind and nature whatever, (i) arising out of or in connection with the Litigations or infringement of MASlMO’s Pertinent Patents, including without limitation all Claims, and (ii) based in whole or in part on acts or omissions of MINDRAY prior to the Effective Date.
6.2    MINDRAY Releases to MASIMO. Except with respect to the obligations created by or arising out of this Agreement, effective as of the Effective Date, MINDRAY and their respective predecessors, successors, heirs and assigns, release and absolutely discharge MASIMO and each of their current and former customers, distributors, suppliers, manufacturers, employees, representatives, agents, officers, and directors, past and present, of and from any and all claims, demands, damages, debts, liabilities, accounts, reckonings, obligations, costs, expenses, liens, attorneys, fees, actions and causes of action of every kind and nature whatever, (i) arising out of or in connection with the Litigations or infringement of MINDRAY’s Pertinent Patents, including without limitation all Claims, and (ii) based in whole or in part on acts or omissions of MASIMO prior to the Effective Date.
6.3    Unknown Claims. MASIMO and MINDRAY expressly acknowledge and agree that this Agreement, as of the respective dates indicated in Sections 6.1 and 6.2, fully and finally releases and forever resolves the Litigations, including those Claims involving the Masimo Covered Products and Mindray Covered Technology that are unknown or known, unanticipated or unsuspected or that may hereafter arise as a result of the discovery of new and/or additional facts. The Parties acknowledge and understand the significance and potential consequences of its release of unknown claims. The Parties intend that the claims released under this Agreement be construed as broadly as possible and agree to waive and relinquish all rights and benefits each may have under Section 1542 of the Civil Code of the State of California, or any similar statute or law of any other jurisdiction. Section 1542 reads as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
6.4    Denial of Liability. The Parties acknowledge that they are entering into this Agreement to resolve disputed claims, that nothing herein shall be construed to be an admission of liability, and that MASIMO on the one hand, and MINDRAY on the other, expressly deny any liability to the other Party. Nothing in this Agreement shall be an admission by MASIMO or MINDRAY that the Pertinent Patents are valid and enforceable. Each Party shall bear its own costs and attorney’s fees incurred in the Litigations.
6.5    Dismissal of the Litigations. Within five (5) days of the Effective Date, MINDRAY shall direct its attorneys to file a stipulation of dismissal with prejudice of all of MINDRAY’s claims and counterclaims in each of the Litigations, with each Party to bear its own costs and attorneys’ fees. Within five (5) days of receiving the entire Settlement Payment, MASIMO shall direct its attorneys to file a stipulation of dismissal with prejudice of all of MASIMO’s claims and counterclaims in each of the California Litigation and the New Jersey Litigation, with each Party to bear its own costs and attorneys’ fees. The Parties agree to submit to the court, within five (5) days of the Effective Date, appropriate stipulations and proposed orders for extensions of time for all due dates in the Litigations so that neither Party is required to incur unnecessary expenses in the Litigations between the Effective Date and the date the Litigations are dismissed. All such stipulations and proposed orders will provide that the court in which the action is currently pending will retain jurisdiction over any action involving this Agreement that relates to the respective action. In the event the Court denies the Parties’ request to extend the trial date in the California Litigation, MASIMO shall also dismiss its claims and counterclaims in the California Litigation and the New Jersey Litigation with prejudice, provided that MINDRAY first delivers to MASIMO a bank guarantee (Exhibit

D) in the amount of the unpaid portion of the Settlement Payment from a bank in Hong Kong acceptable to MASIMO guaranteeing payment to MASIMO of the unpaid portion of the Settlement Payment within the time period agreed in Section 4.1. MASIMO shall dismiss its claims and counterclaims in the California Litigation and the New Jersey Litigation with prejudice within five (5) days after receipt of said bank guarantee. Upon receipt of the entire Settlement Payment, Masimo shall provide Mindray with a letter of confirmation for such Payment within five (5) days of said receipt. The bank guarantee is voided upon Masimo receipt of the entire Settlement Payment. In addition, within ten (10) days of the Effective Date, the Parties shall file a joint request to dismiss the Kinast IPR and MASIMO shall file a request to dismiss the invalidity proceeding instituted at SIPO.
6.6    Rule 408. The Parties acknowledge and agree that this Agreement, the terms in this Agreement, and the discussions and negotiations leading up to this Agreement are subject to Federal Rule of Evidence 408 and were made in an effort to amicably resolve the Litigations.
7.    TERM AND TERMINATION OF COVENANT.
7.1    Term. The covenants not to sue entered into under this Agreement are effective as set forth in Section 2 and continue until the last sale of a Masimo Covered Product or product including Mindray Covered Technology anywhere in the world, unless terminated pursuant to Section 3.1.
7.2    Termination. MASIMO will have the right to terminate this Agreement in whole or in part, effective immediately upon written notice to MINDRAY, if MINDRAY does not make the Settlement Payment required under Section 4.1; either Party will have the right to terminate this Agreement in whole or in part, effective immediately upon written notice, if the other Party does not fulfill its obligations to request dismissal of the Litigations as required by Section 6.5 of this Agreement.
7.3    Effects of Termination by MASIMO or MINDRAY. If either Party terminates this Agreement in whole or in part pursuant to Section 7.2 above, the covenant not to sue delivered to the other Party will terminate.
7.4    Survival. Section 10.2 will survive the termination of this Agreement.
8.    SETTLEMENT. One purpose of this Agreement, which is a material inducement to each settling Party, is to establish a resolution of their disputes and claims so that the Parties can put to rest their respective claims and challenges. Therefore, the Parties agree not to challenge, or assist others in challenging, either directly or through their attorneys or other agents, the validity or enforceability of the patents asserted by the other Party in any of the Litigations, and any patents or patent applications claiming priority from such patents, except in defense of litigation asserting such patents against the other Party. In addition, no Party, either directly or through their attorneys or other agents, will seek to revive or re-litigate any of the claims, defenses, affirmative defenses, counterclaims, and other legal challenges made in this case by voluntarily participating in or assisting any other Person to assert or litigate any such matter in any forum under any law, provided, however, that nothing herein shall prohibit a Party from providing information, documents or testimony as required by law or legal process and it shall not be a breach of this Section 8 for a Party to do so. Further, no use by any other Person in any legal proceeding of information, documents or testimony provided pursuant to law or legal process by a Party, nor any determination in any legal proceeding that is based in whole or in part on information, documents or testimony provided pursuant to law or legal process by a Party, shall constitute a breach of this Section 8, nor will any party intentionally seek to circumvent this provision, such as by indirectly pursuing through third parties the activities prohibited by this provision.
9.    ASSIGNMENT OF CERTAIN MINDRAY PATENTS TO MASIMO. MINDRAY agrees to assign, pursuant to the Assignment Agreement attached as Exhibit C, all right, title and interest in and to US Patent Nos. 6308089 and 7048687 and 5987343 and China Patent No. 100353917 (“Transferred Patents”) to MASIMO, including the right to sue for and recover damages for infringement by any third party, including such infringements whether occurring prior to and/or after the Effective Date. MINDRAY’s assignment of the Transferred Patents to MASIMO is “as is”, including without any warranty as to their validity or enforceability. From the Effective Date on, MASIMO shall be responsible for payment of any and all fees required to keep the Transferred Patents in force if MASIMO so desires. Notwithstanding this assignment, MASIMO hereby grants MINDRAY an irrevocable, worldwide, non-exclusive, fully paid-up, royalty-free right and license under the Transferred Patents to undertake any act that may be alleged as direct or indirect infringement under the Transferred Patents. MINDRAY further agrees to train its sales force on the patient safety benefits of MASIMO’s X-Cal technology, which MINDRAY alleged infringed the Transferred Patents, by distributing to its sales force an X-Cal brochure (Exhibit E) to be prepared and provided by MASIMO.
10.    GENERAL PROVISION.
10.1    Irreparable Harm Arising from Breach. The Parties agree that violation of the provisions contained in Sections 2 and 10.2 shall cause a Party to suffer immediate and irreparable harm for which there is no adequate remedy at law. Therefore, the Parties further agree that in the event of a breach of Sections 2 or 10.2, the non-breaching Party shall be entitled to preliminary and permanent injunctive relief, in addition to all other remedies available to it at law or equity.
10.2    Confidentiality. Except to the extent necessary to facilitate the actions contemplated in Section 6.5, each Party will hold the terms of this Agreement in confidence and shall not publicize or disclose it in any manner whatsoever. Notwithstanding the foregoing, the Parties may disclose this Agreement as required by applicable law, including, without limitation, applicable securities laws; in confidence to a Court (or otherwise as directed by law); to the Parties’ respective attorneys, accountants, auditors, tax preparers, financial advisors and other agents who have a need to know the content of this Agreement; and to acquirers or prospective acquirers of the business of each party or part thereof to which the Agreement pertains. Each Party may disclose the scope of the covenant not to sue granted in Section 2, and the releases granted in Section 6.1 and Section 6.2, to a third party to the extent that such Party reasonably believes necessary to respond to an inquiry from such third party as to whether products are authorized and/or released and therefore not subject to a claim of infringement.
10.3    Governing Law, Jurisdiction and Venue. This Agreement shall be governed by, interpreted and construed in accordance with the laws of California, without reference to conflicts of laws principles. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced in a federal or state court in California. Each Party expressly and irrevocably consents and submits to the jurisdiction of such state and federal courts in connection with any such legal proceeding and to accept service of process by mail to the address provided in this Agreement.
10.4    Warranties; Disclaimers; Limitations.
(a)Each Party represents and warrants that it is the owner with all right, title and interest in and to its Pertinent Patents and the right to enforce its Pertinent Patents, and that each Party has all rights necessary to grant any and all rights granted under this Agreement including without limitation the covenants granted in Section 2, and the releases granted in Section 6.1 and Section 6.2.
(b)Each Party agrees to defend and indemnify the other Party for any third party claims arising out of any breach of Section 10.4(a).
(c)Subject to Section 10.4(a), neither Party shall have any obligation to file, prosecute or maintain any patents or patent applications, to enforce the Pertinent Patents against third parties or to provide know-how or support relating thereto.
10.5    Duly Existing. Each of the Parties represents and warrants that it is duly existing, and each Party hereto represents and warrants that it has the full power and authority to enter into this Agreement, and that there are no other Persons whose consent to this Agreement or whose joinder herein is necessary to make fully effective the provisions of this Agreement.
10.6    Entire Agreement. This is an enforceable Agreement. This Agreement, including the attached Exhibit A, Exhibit B, Exhibit C, Exhibit D, and Exhibit E, which are incorporated by reference herein, constitute the entire agreement between the Parties and supersede all previous communications, representations, agreements or understandings, either oral or written, between the Parties with respect to the subject matter hereof. For clarity, except as set forth in Section 3.1, this Agreement does not supersede the Datascope Agreement, which remains in effect. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party hereto, which specifically refers to this Agreement.
10.7    Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.
10.8    Notices. Any notice required or permitted by this Agreement shall be in writing and shall be sent by a reliable overnight courier service; by prepaid registered or certified mail, return receipt requested; or by facsimile to the other Party at the address below or to such other address for which such Party shall give notice hereunder. Such notice shall be deemed to have been given three (3) days after the date of sending if by overnight courier service, or five (5) days after the date of sending by registered or certified mail, or upon confirmed receipt if delivered by facsimile, excepted that notice of change of address shall be effective only upon receipt.

To MASIMO:
Mr. Joe Kiani
Chairman & CEO
Masimo
52 Discovery
Irvine, CA 92618
w/copy to (which will not constitute notice):
Mr. Tom McClenahan
EVP & General Counsel
Masimo
52 Discovery
Irvine, CA 92618
To MINDRAY:
Mr. Minghe Cheng
Co-CEO & Chief Strategic Officer
Mindray Medical International Limited
Mindray Building, Keji 12th Road South, High-tech Industrial Park
Shenzhen 518057
P. R. China
w/copy to (which will not constitute notice):
Ms. Fannie Lin Fan
Group General Counsel
Mindray Medical International Limited
Mindray Building, Keji 12th Road South, High-tech Industrial Park
Shenzhen 518057
P. R. China

10.9    Severability. If any provision of this Agreement shall be determined to be invalid, illegal or unenforceable under any controlling body of law, that provision shall be reformed, construed and enforced to the maximum extent permissible; and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
10.10    Section Headings. The section headings used in this Agreement and the attached Exhibit shall be intended for convenience only and shall not be deemed to supersede or modify any provisions.
10.11    Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed an original hereof, but all of which together shall constitute one and the same instrument. A faxed or e-mailed copy of the signature page shall be considered an original for purposes of this Agreement.
10.12    Duty to Effectuate. The Parties agree to perform any lawful additional acts, including the execution of additional agreements, as are reasonably necessary to effectuate the purpose of this Agreement.

IN WITNESS WHEREOF, the Parties do hereby execute this Settlement and Covenant Not to Sue Agreement by duly authorized officials as of the Effective Date:

MINDRAY MEDICAL INTL. LTD.	MASIMO CORPORATION
By: /s/ Minghe Cheng	By: /s/ Joe Kiani
Name: Minghe Cheng	Name: Joe Kiani
Title: Co-CEO & Chief Strategic Office	Title: Chairman and CEO
Date: Nov. 16, 2015	Date: 11-15-15

SHENZHEN MINDRAY BIOMEDICAL ELECTRONICS CO., LTD.	MASIMO INTERNATIONAL SARL
By: /s/ Minghe Cheng	By: /s/ Mark P. de Raad
Name: Minghe Cheng	Name: Mark P. de Raad
Title: Director	Title: Manager
Date: Nov. 16, 2015	Date: 11-15-15

MINDRAY DS, USA, INC.	MASIMO TECHNOLOGIES SARL
By: /s/ Minghe Cheng	By: /s/ Mark P. de Raad
Name: Minghe Cheng	Name: Mark P. de Raad
Title: Director	Title: Manager
Date: Nov. 16, 2015	Date: 11-15-15

EXHIBIT A
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EXHIBIT B
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EXHIBIT C
ASSIGNMENT
Shenzhen Mindray Biomedical Electronics Co., Ltd. and Mindray DS USA, Inc. (collectively, "ASSIGNOR”), represents and warrants that it is the sole owner of the entire right, title, and interest to the following issued letters patents and applications for letters patents (hereinafter "the Patents and Patent Applications"):

Patent	Issue/Pub. Date	Title
U.S. Pat. No. 6,308,089	October 23, 2001	Limited Use Medical Probe
U.S. Pat. No. 7,048,687	May 23, 2006	Limited Use Medical Probe
U.S. Pat. No. 5,987,343	November 7, 1997	Method for Storing Pulse Oximeter Characteristics
China Pat. No. CN100353917	December 12, 2007	Limited Use Medical Probe

Application No.	Filing Date	Title
10/045,475	10-22-2001	Limited Use Medical Probe
11/366,617	03-02-2006	Limited Use Medical Probe
ASSIGNOR hereby acknowledges that it has sold, assigned, and transferred, and by these presents does hereby sell, assign, and transfer, unto Masimo Corporation (hereinafter "ASSIGNEE"), its successors, legal representatives, and assigns, the entire right, title, and interest in, to, and under the Patents and Patent Applications and all U.S. and China patents that may be granted thereon, and all provisional applications relating thereto and all U.S. and China divisions, continuations, reissues, reexaminations, renewals, and extensions thereof, and all rights of priority under International Conventions and applications for letters patent that may hereafter be filed for the Patents and Patent Applications in the U.S. and China; and ASSIGNOR hereby authorizes and requests the Commissioner of Patents of the United States and the Director of State Intellectual Property Office to issue all letters patents resulting from the Patents and Patent Applications and applications in the U.S. and China to ASSIGNEE, its successors, legal representatives, and assigns, in accordance with the terms of this Assignment.
ASSIGNOR does hereby sell, assign, transfer, and convey to ASSIGNEE, its successors, legal representatives, and assigns all claims for damages and all remedies arising out of any violation of the rights assigned hereby that may have accrued prior to the date of assignment to ASSIGNEE, or may accrue hereafter, including, but not limited to, the right to sue for, collect, and retain damages for past infringements of the Patents and Patent Applications before or after issuance;
ASSIGNOR hereby covenants and agrees that it will communicate to ASSIGNEE, its successors, legal representatives, and assigns any facts known to ASSIGNOR respecting the Patents and Patent Applications immediately upon becoming aware of those facts, and that it will sign necessary lawful papers, make necessary rightful oaths, and will generally do everything necessary to aid ASSIGNEE, its successors, legal representatives, and assigns to obtain and enforce the Patents and Patent Applications in the U.S. and China.

In testimony whereof, I hereunto set my hand and seal this 16th day of November, 2015.

Assignor (Conveying Party)	Assignee (Receiving Party)
SHENZHEN MINDRAY BIOMEDICAL ELECTRONICS CO., LTD.	MASIMO
By: /s/ Jianguang Du	By: /s/ Tom McClenahan
Name: Jianguang Du	Name: Tom McClenahan
Title: Group IP Director	Title: General Counsel
Date: November 16, 2015	Date: November 15, 2015
MINDRAY DS USA
By: /s/ Jianguang Du
Name: Jianguang Du
Title: Group IP Director
Date: November 16, 2015

EXHIBIT D
Letter of Guarantee
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EXHIBIT E
X-Cal™ Technology for Enhanced Patient Safety and Improved Clinician Efficiency
SUMMARY
Masimo provides the most reliable pulse oximetry products available. Masimo’s pulse oximetry boards, cables, and sensors are designed to work together as an integrated system to provide accurate and reliable measurements even under challenging conditions, including motion and low perfusion. When one of the elements in the system is not a genuine Masimo product, performance degrades and sometimes to clinically dangerous levels. Also, when cables and sensors are used beyond their expected life, certain intermittent failures may occur during patient monitoring. Intermittent failures can and have caused the monitor to display falsely “normal” saturation values when a patient's actual saturation level may be too low. In fact, the search for the best solution to this problem was the genesis of X-Cal sensor life monitoring technology. If clinicians don’t use other information to assess their patients, intermittent cable and sensor failures can lead to delays in necessary clinical intervention since these failures can prevent pulse oximeters from reliably alarming the clinicians.
Masimo’s X-Cal technology is designed to enhance patient safety by addressing three issues that can compromise measurement reliability and patient safety: (1) the use of imitation cables and sensors; (2) the use of compromised third party reprocessed cables and sensors; and (3) the use of cables and sensors beyond their expected life. Monitors equipped with X-Cal-enabled pulse oximetry circuit boards can detect and preclude operation with non-genuine cables and sensors. In addition, X-Cal-enabled pulse oximetry boards can measure the aggregate utilization of genuine and compromised reprocessed cables and sensors, and in turn, require the replacement of genuine and compromised cables and sensors when they have been used beyond their expected monitoring life. X-Cal cannot guarantee that compromised sensors cannot be used with Masimo pulse oximeters, nor can it guarantee that with Masimo’s X-Cal, you will never have a situation where the measurements are inaccurate. However, it minimizes the possibility of it.
THE TECHNICAL BENEFIT OF X-CAL IS BASED ON MASIMO COMPONENTS WORKING AS AN INTEGRATED SYSTEM
Masimo SET Measure-through Motion and Low Perfusion pulse oximetry has three system components:

1.The sensor that connects to the patient
2.The patient cable that connects the sensor to the Masimo circuit board in the monitor
3.The Masimo circuit board (SET® SpO2 or rainbow® Pulse CO-Oximetry) installed in a multiparameter patient monitor or Masimo pulse oximeter
All Masimo components work together as an integrated system to measure through challenging conditions including motion and low perfusion. When all components are fully functioning, the system works as intended. In contrast, when any of these system components is compromised, erroneous measurements can occur.

PROBLEM #1 ADDRESSED BY X-CAL: POOR QUALITY AND PERFORMANCE OF IMITATION MASIMO SENSORS AND CABLES
Multiple third-party manufacturers have attempted to copy Masimo sensors and cables. Imitation cables and sensors (also known as “knockoffs," “copy-cat," “pirated” products, etc) use components without the same design, manufacturing process, or quality controls as Masimo and as such, do not meet Masimo quality or performance specifications. This becomes particularly problematic in challenging conditions.
SOLUTION: When an imitation sensor or cable connects to an X-Cal enabled monitor, a message is displayed to replace the sensor or cable.
PROBLEM #2 ADDRESSED BY X-CAL: RELIABILITY RISKS ASSOCIATED WITH CABLES AND SENSORS WHEN USED BEYOND THEIR EXPECTED LIFE
Eventually, all cables and sensors wear out or become damaged due to daily use. Safety recommendations include removing damaged sensors and cables from service for Biomedical Engineering evaluation.1 Damaged components that lead to intermittent performance issues can cause care inefficiencies and frustration, such as repeated returns of the patient cable with intermittent faults to Biomedical Engineering or repeated, inconclusive biomedical testing and investigation. Given the intermittent nature of the interruption and because the clinical use scenario is not easily replicated, biomedical engineers may find no obvious issue with the cable or sensor and return them to clinical use. This contributes to alarm fatigue for clinicians, which ECRI Institute has rated as the biggest technology issue facing hospitals.2
A recent independent study of reusable sensors taken from active use in several hospitals highlights the risk of sensors being used beyond their expected life. The study used a spectrometer to examine 847 pulse oximeter sensors from 29 hospitals. A total of 89 sensors (10.5%) had a functional error of the electrical components that would cause an error in SpO2 measurement accuracy. The study authors stated: “When undetected, these cable faults frequently cause the monitor to display SpO2 readings in the low 80s regardless of the patient’s true SpO2 value. These types of cable faults are not identified by the monitor, simulators or standard electrical tests.”3
Customer feedback indicates that Masimo reusable sensors, cables, and single-patient-use sensors last significantly longer without performance degradation than non-Masimo products. Durability testing and experience through the application of millions of sensors per year demonstrate that Masimo single-patient-use sensors function for about seven days of continuous active use, which is much longer than the average patient stay and well beyond the typical length of monitoring during a patient stay.
SOLUTION: X-Cal provides an automatic method to detect when cables and sensors have been used far beyond their expected life, allowing the aging inventory to be replaced. With X-Cal, biomedical engineers are expected to spend less time troubleshooting faulty/nuisance alarms and even less time investigating, testing, and replacing faulty patient cables.
PROBLEM #3 ADDRESSED BY X-CAL: POOR QUALITY AND PERFORMANCE OF THIRD- PARTY REPROCESSED PULSE OXIMETRY SENSORS
The FDA has stated: “It is essential that users understand that the performance of reprocessed sensors might be different from that of the original sensor.”4 Masimo has found that customers do not always understand how sensors are reprocessed. Customers often assume third-party reprocessed sensors function to the same specification as Masimo sensors. This is not the case. To the best of our knowledge, none of the known third-party reprocessors of Masimo sensors (including Stryker Sustainability/Ascent, SterilMed, ReNu, Hygia, and Midwestern Reprocessing Center) have received an FDA 510(k) indication for use during motion or low perfusion. In addition, none have received FDA 510(k) clearance for or have demonstrated compatibility with the non-Masimo pulse oximeters of Nellcor and Philips Fast. Furthermore, Masimo testing of third-party reprocessed sensors identified a variety of performance issues including biological debris, functional defects, risk of component failure, and adhesive properties that are likely to cause discomfort with infants and neonates.
Third-party reprocessing alters single-patient-use sensors from their original form and function, which may have an adverse effect on the consistency and accuracy of oxygen saturation and pulse rate measurements. Third-party reprocessed sensors often have damage to both optical and electrical components.

SOLUTION: X-Cal does not prevent the use of reprocessed sensors but does provide an automatic method to detect when reprocessed sensors have been used far beyond their expected life.
HOW X-CAL WORKS
X-Cal is seamlessly integrated into Masimo sensors, cables, and circuit boards and is provided at no additional cost to end users. X-Cal can detect imitation cables and sensors and measures the active patient monitoring time of each cable and sensor. Monitors equipped with X-Cal-enabled circuit boards will not function with imitation cables and sensors and will display a message to replace cables and sensors that have been used beyond their useful life.
Furthermore, the indication to change a sensor or cable only occurs outside of active patient monitoring to avoid disruption to clinical practice. For example, if the end of a single-patient-use sensor’s expected life is reached while actively monitoring a patient, the sensor will continue to operate until monitoring with that sensor is stopped. At the next re-application of the same sensor, the monitor will display a message advising the clinician to replace the sensor.
For sensors and patient cables, the active monitoring time limit depends on the sensor or cable, as shown in the table below. For each sensor or cable category, the table below shows the expected life of the sensor or cable, based upon active patient monitoring of 24, 12, or 8 hours per day.

Sensor or Cable	Active Patient Monitoring Limit	Duration if Monitoring 24 Hours Per Day	Duration if Monitoring 12 Hours Per Day	Duration if Monitoring 8 Hours Per Day
Single-patient-use SpO2 Sensors with Replaceable tape	336 hours	14 days	28 days	42 days
Single-patient-use SpO2 Sensors without Replaceable tape	168 hours	7 days	14 days	21 days
Reusable SpO2 Sensors (DCI, DCIP, Yl, TC-I, TF-I, and DB	8,760 hours	12 months	2 years	3 years
Patient Cables	17,520 hours	24 months	4 years	6 years
MASIMO OFFERS MULTIPLE OPTIONS TO MAINTAIN SENSOR PERFORMANCE WHILE MAXIMIZING SUSTAINABILITY AND COST-EFFECTIVENESS
Masimo sensor solutions include:
Single-patient-use sensors – Offering performance and convenience, includes a selection of sensors with a replaceable tape option for extended single-patient use.
ReSposable™ – A revolutionary sensor system that offers the performance and comfort of a single-patient-use disposable sensor with unprecedented reduction of carbon footprint and waste. ReSposable offers the green advantages of a reusable sensor and a similar sensor price per-patient as using a combination of reprocessed and new single-patient-use sensors.
Masimo reprocessing program for single-patient-use sensors – For customers who wish to use single-patient-use sensors and reduce costs by reprocessing these sensors without the performance issues of third-party reprocessed sensors,
CONCLUSION
In summary, X-Cal helps address three reasons pulse oximeters fail to deliver reliable measurements. Along with its breakthrough ability to monitor during low to signal to noise situations, Masimo SET provides the most reliable pulse oximetry in the world.

QUESTIONS
If you have any questions on X-Cal, please call 877-932-XCAL or email MasimoTech@masimo.com.

REFERENCES
1 Pennsylvania Patient Safety Advisory. 2(2): 2005:26-29.
2 ECRI Institute. Top Ten Health Technology Hazards for 2012.
3 Milner QJ, Mathews GR. An assessment of the accuracy of pulse oximeters. Anaesthesia. 2012
4 Weininger S. Effective standards and regulatory tools for respiratory gas monitors and pulse oximeters: The role of the engineer and clinician. Anesth Analg.